Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Contact: Denise K. Foy (908) 298-7616

SCHERING-PLOUGH PROVIDES UPDATE ON PREVIOUSLY REPORTED
INVESTIGATION BY U.S. ATTORNEY FOR DISTRICT OF MASSACHUSETTS

KENILWORTH, N.J., May 30, 2003 – Schering-Plough Corporation (NYSE: SGP) today reported that it has received a letter from the U.S. Attorney’s Office for the District of Massachusetts advising the company that its subsidiary, Schering Corporation, is a target of a federal grand jury investigation. The company had previously disclosed that the U.S. Attorney’s Office was investigating its sales, marketing and clinical trial practices in press releases issued on Nov. 12, 2002, and Feb. 25, 2003, and in various filings with the U.S. Securities and Exchange Commission.

     The letter from the U.S. Attorney’s Office for the District of Massachusetts, dated May 28, 2003, states that the company is a target of a criminal investigation with respect to four areas:

•	Providing remuneration, such as drug samples, clinical trial grants and other items or services of value, to managed care organizations, physicians and others to induce the purchase of Schering pharmaceutical products for which payment was made through federal health care programs;

•	Sale of misbranded or unapproved drugs, which the company understands to mean drugs promoted for indications for which approval by the U.S. Food and Drug Administration had not been obtained (so-called “off-label uses”);

•	Submitting false pharmaceutical pricing information to the government for purposes of calculating rebates required to be paid to the Medicaid program, by failing to include prices of products under a repackaging arrangement with a managed care customer as well as the prices of free and nominally priced goods provided to that customer to induce the purchase of Schering products; and

•	Document destruction and obstruction of justice relating to the government’s investigation.

     The company understands that, based on Department of Justice guidelines, receipt of a “target” letter indicates the government intends to pursue an indictment and believes it has substantial evidence to support that indictment.

     As previously reported, the company has implemented certain changes to its sales, marketing and clinical trial practices and is continuing to review those practices to ensure compliance with relevant laws and regulations.

     The company continues to cooperate and communicate with the U.S. Attorney’s Office on this matter. The U.S. Attorney’s Office has advised the company that it will have an opportunity to submit evidence and legal arguments in response to the allegations made in the letter.

     DISCLOSURE NOTICE: The information in this press release represents the company’s current understanding of the status of the matter described. A further discussion of this matter, including potential consequences to the company thereof, is contained in the company’s Form 10-Q for the quarter ended March 31, 2003, and Form 10-K for the year ended Dec. 31, 2002. For a discussion of various risks and uncertainties involving the company, including those relating to the legal and regulatory regimes to which it is subject, see the company’s Securities and Exchange Commission filings, including the company’s first quarter 2003 10-Q and 8-Ks.

     Schering-Plough Corporation is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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